CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement on Forms 1/A (Amendment No. 1) of our report dated February 18, 2004, (with respect to the first paragraph of Note 6, April 14, 2004, with respect to the third paragraph of Note 3, October 1, 2004 (not included herein) and with respect to Note 2, (September 28, 2006), relating to our audit of the consolidated statements of operations, stockholders’ equity and cash flows of CTI Industries Corporation and subsidiaries for the year ended December 31, 2003. We also consent to the references to our firm under the caption “Experts”.

Eisner LLP
New York, New York
January 18, 2007